Exhibit 23.1

To the Audit Committee of Protagenic Therapeutics, Inc.

We consent to the inclusion in the Form 8-K/A of Protagenic Therapeutics, Inc. of our report dated August 27, 2025, relating to our audits of the consolidated balance sheet of Phytanix Bio, Inc. as of March 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes.

August 27, 2025

We have served as the Company’s auditor since 2024

Los Angeles, California

PCAOB ID Number 6580